Mail Stop 6010


      March 20, 2006


Mr. Peter V. Leigh
Chief Financial Officer
OmniVision Technologies, Inc.
1341 Orleans Drive
Sunnyvale, CA  94089-1136

	Re:	Omnivision Technologies, Inc.
      Form 10-K for the Fiscal Year Ended April 30, 2005
Forms 10-Q for the Quarters Ended July 31, 2005 and
     October 31, 2005
      File No.  000-29939


Dear Mr. Leigh:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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